Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Appoints Edward Myles as Chief Financial Officer

WALTHAM, Mass., April 11, 2016 — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today announced the appointment of Edward (Ted) Myles as senior vice president, chief financial officer and treasurer of AMAG. In this position, Mr. Myles will assume responsibility for AMAG’s financial and capital markets activities and will oversee the accounting, tax, corporate finance and investor relations teams. Mr. Myles will report to Frank Thomas, president and chief operating officer of AMAG.

“We are pleased to have Ted join us as CFO,” said Mr. Thomas. “Ted is an accomplished executive with a proven track record of financial and operational leadership in the biopharmaceutical industry. His experience in corporate finance, coupled with various roles in accounting and investment banking earlier in his career, make Ted an important addition to the executive leadership team. He will play a critical role in our continued efforts to fund the growth of the company and to create additional shareholder value.”

“This is an exciting time to join AMAG,” said Mr. Myles. “I look forward to working with the entire AMAG team to successfully execute the company’s business strategy and to further the development of strong relationships with key stakeholders in the investment community.”

Mr. Myles brings more than 20 years of public and private corporate finance and operational experience in the biotechnology, pharmaceutical and medical device industries. Prior to joining AMAG, he served in various positions at Ocata Therapeutics, Inc., most recently as chief financial officer and chief operating officer. During his tenure at Ocata, he led the turnaround of the company, which ultimately resulted in its acquisition by Astellas Pharma in February 2016. From 2008 to 2013, Mr. Myles served as chief financial officer and vice president of operations at PrimeraDx, Inc. Prior to that, Mr. Myles was senior vice president of finance and chief financial officer of Pressure Biosciences, Inc. and also served as controller at EMD Pharmaceuticals, Inc., a wholly-owned subsidiary of Merck KGaA. Earlier in his career, Mr. Myles was an associate in the healthcare investment banking group at SG Cowen Securities Corporation and served as corporate controller for Boston Biomedica, Inc. Mr. Myles became a certified public accountant in 1996 and began his career in 1993 at PriceWaterhouseCoopers LLP.

Mr. Myles holds a Bachelor of Science degree in Business Administration from the University of Hartford and a Master of Business Administration from John M. Olin School of Business at Washington University.

Inducement Equity Awards

In connection with Mr. Myles’ entering into employment with AMAG, the Board of Directors of AMAG approved awards to Mr. Myles of (i) an option to purchase 35,000 shares of common stock and (ii) 20,000 restricted stock units. The option will have an exercise price equal to the closing price of AMAG’s common stock on the grant date and will be exercisable in four equal annual installments beginning on the first anniversary of the grant date. The option will have a ten-year term and be subject to the terms and conditions of the stock option agreement pursuant to which the option will be granted. The restricted stock units will vest in three equal annual installments beginning on the first anniversary of the grant date and will be subject to the restricted stock unit agreement pursuant to which the restricted stock units will be granted. These equity awards will be granted without stockholder approval as inducements material to Mr. Myles entering into employment with AMAG in accordance with NASDAQ Listing Rule 5635(c)(4).

About AMAG

AMAG is a biopharmaceutical company focused on bringing therapeutics to market that provide clear benefits and help improve people’s lives. Headquartered in Waltham, MA, AMAG possesses a diverse portfolio of products to support the health of patients in the areas of maternal health, anemia management and cancer supportive care. Through CBR®, the company also helps families to preserve newborn stem cells, which are used today in transplant medicine for certain cancers and blood, immune and metabolic disorders, and have the potential to play a valuable role in the ongoing development of regenerative medicine. For additional company information, please visit www.amagpharma.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to statements regarding Mr. Myles’ start of employment with the company; the contributions and responsibilities of Mr. Myles, including his role in funding the growth of the company and delivering shareholder value; and AMAG’s ability to provide clear benefits and help improve people’s lives; are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, those identified in AMAG’s Securities and Exchange Commission (SEC) filings, including AMAG’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals® is a registered trademark of AMAG Pharmaceuticals, Inc.  CBR® is a registered trademark of CBR Systems, Inc.

AMAG Pharmaceuticals, Inc. Contact:

Maryann Cimino

Manager, Corporate Communications & External Affairs

617-498-3375